Exhibit 99.(14)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders of

Advanced Series Trust:

We consent to the incorporation by reference, in this registration statement (Nos. 811-05186 and 033-24962) on Form N-14, of our report dated February 22, 2008, on the statements of assets and liabilities, including the portfolios of investments, of the Advanced Series Trust – AST Small-Cap Value Portfolio and the Advanced Series Trust – AST DeAM Small-Cap Value Portfolio (hereafter collectively referred to as the “Funds”) as of December 31, 2007, and the related statements of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended and the financial highlights for each of the years in the five-year period then ended.  These financial statements and financial highlights and our report thereon are included in the Annual Report of the Funds as filed on Form N-CSR.

KPMG LLP

New York, New York

April 23, 2008